Exhibit 4.1

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
OF
CĪON INVESTMENT CORPORATION

CĪON Investment Corporation, a Maryland corporation (the “Corporation”), hereby adopts the following amended and restated distribution reinvestment plan (the “Plan”), effective October 1, 2013, with respect to distributions declared by its board of directors (the “Board”) on shares of the Corporation’s common stock, $0.001 par value (“Common Stock”). The Plan amends and restates in its entirety the Corporation’s distribution reinvestment plan previously in effect:

1.
Each stockholder of record may enroll in the Plan by providing the Reinvestment Agent (as defined below) with written notice, except that a stockholder may only participate in the Plan, and sales to a stockholder under the Plan may only occur, if the Corporation maintains its registration in the stockholder’s state of residence. To enroll in the Plan, such stockholder shall notify the Corporation’s reinvestment agent, transfer agent and registrar (collectively the “Reinvestment Agent”), in writing so that such notice is received by the Reinvestment Agent no later than the record date fixed by the Board for the distribution involved. If a stockholder elects to enroll in the Plan, all distributions thereafter declared by the Board shall be payable in shares of Common Stock as provided herein, and no action shall be required on such stockholder’s part to receive a distribution in Common Stock. If a stockholder wishes to receive its distributions in cash, no action is required.

2.
Subject to the Board’s discretion and applicable legal restrictions, the Corporation intends to authorize and declare distributions on a monthly basis and pay such distributions on either a monthly or a quarterly basis or on such other date or dates as may be fixed from time to time by the Board to stockholders of record at the close of business on the record date for the distribution involved. The Corporation intends to pay distributions on a monthly or a quarterly basis beginning no later than the first calendar quarter after the month in which the minimum offering requirement is met in connection with the Offering (defined below).

3.
The Corporation shall use newly-issued shares of its Common Stock to implement the Plan. Shares issued pursuant to the Plan will be issued on the same date that the Corporation holds the first closing of the month (“First Monthly Closing”) for the sale of shares of Common Stock in connection with the Corporation’s continuous offering (“Offering”) pursuant to its registration statement on Form N-2 (file no. 333-178646). The number of newly-issued shares of Common Stock to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by a price equal to 90% of the price that the shares are sold in the Offering on such closing date. There will be no selling commissions, dealer manager fees or other sales charges on shares of Common Stock issued to a stockholder. The Corporation shall pay the Reinvestment Agent’s fees under the Plan.

4.
The Reinvestment Agent will set up an account for shares of Common Stock acquired pursuant to the Plan for each stockholder who has elected to enroll in the Plan (each a “Participant”). The Reinvestment Agent may hold each Participant’s shares of Common Stock, together with the shares of Common Stock of other Participants, in non-certificated form in the Reinvestment Agent’s name or that of its nominee.

5.
The Reinvestment Agent will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable, but not later than ten (10) business days after the date thereof. Distributions on fractional shares of Common Stock will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Reinvestment Agent will adjust for any such undivided fractional interest in cash at the market value of the Common Stock at the time of termination, based on the closing price of the shares of Common Stock on the closing date immediately following such termination.

6.
The shares of Common Stock issued pursuant to the Plan will have the same voting rights as the shares of Common Stock issued pursuant to the Corporation’s public offering. The Reinvestment Agent will forward to each Participant any Corporation-related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares of Common Stock held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

7.
In the event that the Corporation makes available to its stockholders rights to purchase additional shares of Common Stock or other securities, the shares of Common Stock held by the Reinvestment Agent for each Participant under the Plan will be used in calculating the number of rights to be issued to the Participant. Transaction processing may either be curtailed or suspended until completion of any stock dividend, stock split or corporate action.

8.	The Reinvestment Agent’s service fee, if any, and expenses for administering the Plan will be paid for by the Corporation.

9.
Each Participant may terminate his, her or its account under the Plan by so notifying the Reinvestment Agent via the Corporation’s website at www.cioninvestment.com, or by sending the request form to the Reinvestment Agent at DST Systems, Inc, 1055 Broadway, 7th Floor, Kansas City, Missouri 64105. Such termination will be effective immediately if the Participant’s notice is received by the Reinvestment Agent at least two (2) business days prior to any distribution record date; otherwise, such termination will be effective only with respect to any subsequent distribution.

10.
The Corporation may terminate the Plan at any time upon written notice to each Participant at least thirty (30) days prior to any record date for the payment of any distributions by the Corporation. Upon any termination, the Reinvestment Agent will credit the Participant’s account for the full shares of Common Stock held for the Participant under the Plan and a cash adjustment for any fractional shares of Common Stock to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its written notice to the Reinvestment Agent in advance of termination to have the Reinvestment Agent sell part or all of his, her or its shares of Common Stock and remit the proceeds to the Participant, the Reinvestment Agent is authorized to deduct a $15 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

11.
In addition, the Corporation may amend or supplement the Plan at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by sending to each Participant appropriate notice at least ten (10) days prior to the effective date thereof. Such notice may be sent electronically to each Participant. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Reinvestment Agent receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include changes to the timing and payment of the monthly distribution, an appointment by the Reinvestment Agent in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Reinvestment Agent under these terms and conditions, or any other amendments that may be deemed appropriate. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of Common Stock of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

12.
The Reinvestment Agent will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors, unless such error is caused by the Reinvestment Agent’s negligence, bad faith, or willful misconduct or that of its employees or agents.

13.	These terms and conditions shall be governed by the laws of the State of Maryland.